EXHIBIT 10.14

AMENDMENT NO. 1 TO THE
1993 STOCK OPTION/STOCK ISSUANCE PLAN

(AS AMENDED AND RESTATED EFFECTIVE DECEMBER 4, 2001)

OF
ActionPoint, INC.

Sections 7.1 and 7.2 of the 1993 Stock Option/Stock Issuance Plan of ActionPoint, Inc. shall be amended in their entirety to read as follows:

      Initial Grants. Each Outside Director who first becomes a member of the Board from and after November 5, 1993 until (i) the closing of the merger of the Company and Captiva Software Corporation ("Captiva") and the election of certain members of Captiva's board of directors as members of the Board, pursuant to that certain Agreement and Plan of Reorganization among the Company, Captiva and Condor Merger Corp. (the "Merger Agreement"), or (ii) the termination of the Merger Agreement, shall receive a one-time grant of an NSO covering 10,000 Common Shares. Each Outside Director who first becomes a member of the Board after the events specified in either of clause (i) or (ii) of the preceding sentence shall receive a one-time grant of an NSO covering 20,000 Common Shares. The numbers set forth in the preceding two sentences shall be subject to adjustment in accordance with Article 9. NSOs granted under this Section 7.1 shall be granted on the date when such Outside Director first joins the Board and shall become exercisable in four equal annual installments as the Outside Director completes each year of continuous Service after the date of grant. An Outside Director who previously was an Employee of the Company shall not receive a grant under this Section 7.1.

      Annual Grants. At the conclusion of each regular annual meeting of the Company's stockholders held in the year 1995 or thereafter, each Outside Director who then has served as an Outside Director for six months or more, and who will continue serving as a member of the Board thereafter, shall receive an NSO covering 5,000 Common Shares. The number set forth in the preceding sentence shall be subject to adjustment in accordance with Article 9. NSOs granted under this Section 7.2 shall become exercisable in full when the Outside Director completes four years of continuous Service after the date of grant. An Outside Director who previously was an Employee shall not receive grants under this Section 7.2.

Adopted by the Board of Directors:  April 19, 2002

Adopted by the Stockholders:  _______, 2002